Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2026 Results
ATLANTA, January 29, 2026 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2025.
"Results for our first fiscal quarter of 2026 reflected persistent demand challenges and elevated incentives in the market," said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. "However, with national builders slowing starts last year and lower mortgage rates, we are cautiously optimistic for the spring selling season."
"As we navigate an uncertain environment, we remain focused on driving sequential margin improvements through the remainder of fiscal 2026 through construction cost reductions, favorable mix impacts, and strong performance from our newest communities. We will also realign our land portfolio through selective asset sales and use a portion of the proceeds to accelerate highly accretive share repurchases."
Speaking to Beazer’s Multi-Year Goals, Mr. Merrill said, "During the year we expect to make further progress toward our 2027 goals for community count, deleveraging, and book value per share growth. We are confident in our differentiated product strategy, the value of our assets, and our ability to generate improving returns over time, which positions the Company well to create long-term shareholder value.”
Beazer Homes Fiscal First Quarter 2026 Highlights and Comparison to Fiscal First Quarter 2025
•Net loss was $32.6 million, or net loss of $1.13 per diluted share. This included a litigation-related charge recognized during the first fiscal quarter which reduced diluted earnings per share by $0.23. During the fiscal first quarter 2025, net income was $3.1 million, or $0.10 per diluted share
•Adjusted EBITDA was a loss of $11.2 million, compared to Adjusted EBITDA of $23.0 million a year ago
•Homebuilding revenue was $359.7 million, down 21.9% on a 22.8% decrease in home closings to 700, partially offset by a 1.2% increase in average selling price (ASP) to $513.9 thousand
•Homebuilding gross margin was 10.4%, down 480 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 14.0%, down 420 basis points
•SG&A as a percentage of total revenue was 17.9%, up 390 basis points
•Net new orders were 763, down 18.1% on a 21.1% decrease in orders per community per month to 1.5, partially offset by a 3.7% increase in average active community count to 167
•Active community count at period-end of 168, up 3.1%
•Backlog dollar value was $573.3 million, down 29.7% on a 33.1% decrease in backlog units to 1,008, partially offset by a 5.0% increase in ASP of homes in backlog to $568.7 thousand
•Land acquisition and land development spending was $180.7 million, down 14.5% from $211.3 million
•Repurchased $15.1 million of the Company's outstanding common stock through open market transactions
•Controlled lots of 24,832, down 14.0% from 28,874
•Unrestricted cash at quarter end was $120.8 million; total liquidity was $342.7 million
•Total debt to total capitalization ratio of 48.4% at quarter end compared to 46.5% a year ago. Net debt to net capitalization ratio was 45.6% at quarter end compared to 44.5% a year ago
The following provides additional details on the Company's performance during the fiscal first quarter 2026:
Profitability. Net loss was $32.6 million, generating diluted loss per share of $1.13. This included a litigation-related charge recognized during the first fiscal quarter which reduced diluted earnings per share by $0.23. First quarter Adjusted EBITDA was a loss of $11.2 million compared to Adjusted EBITDA of $23.0 million a year ago. The decrease in Adjusted EBITDA was primarily due to lower closings and lower gross margin as well as the impact of the litigation-related charge.

Orders. Net new orders for the first quarter decreased to 763, down 18.1% from 932 in the prior year quarter, driven by a 21.1% decrease in sales pace to 1.5 orders per community per month from 1.9 in the prior year quarter, partially offset by a 3.7% increase in average community count to 167 from 161 a year ago. The cancellation rate for the quarter was 18.3%, up from 16.5% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of December 31, 2025 was $573.3 million, representing 1,008 homes, compared to $816.0 million, representing 1,507 homes, at the same time last year. The ASP of homes in backlog was $568.7 thousand, up 5.0% versus the prior year quarter. The increase in backlog ASP was primarily due to changes in product and community mix.
Homebuilding Revenue. First quarter homebuilding revenue was $359.7 million, down 21.9% year-over-year. The decrease in homebuilding revenue was driven by a 22.8% decrease in home closings to 700 homes, partially offset by a 1.2% increase in ASP to $513.9 thousand. The decrease in closings was primarily due to the lower beginning backlog.
Homebuilding Gross Margin. Homebuilding gross margin was 10.4%, down 480 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 14.0% for the first quarter, down from 18.2% in the prior year quarter primarily due to an increase in price concessions and closing cost incentives, changes in product and community mix, and a litigation-related charge recognized during the quarter ended December 31, 2025. The litigation-related charge reduced homebuilding gross margin by 1.8%.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 17.9% for the quarter, up 390 basis points year-over-year primarily due to lower homebuilding revenue.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $180.7 million, down 14.5% year-over-year. Controlled lots decreased 14.0% to 24,832, compared to 28,874 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 23,498, down 16.6% year-over-year. As of December 31, 2025, the Company controlled 61.0% of its total active lots through option agreements compared to 58.9% as of December 31, 2024.
Liquidity. At the close of the first quarter, the Company had $342.7 million of available liquidity, including $120.8 million of unrestricted cash and $221.9 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $335.4 million a year ago.
Share Repurchases. During the quarter, the Company repurchased $15.1 million of its outstanding common stock through open market transactions at an average price per share of $21.72.
Conference Call
The Company will hold a conference call on January 29, 2026 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code "8571348." A replay of the conference call will be available, until 11:59 PM ET on February 12, 2026 at 800-391-9853 (for international callers, dial 203-369-3269) with pass code "3740."

Summary results for the three months ended December 31, 2025 and 2024 are as follows:

	Three Months Ended December 31,
	2025	2024		Change*
New home orders, net of cancellations	763	932		(18.1)%
Cancellation rates	18.3%	16.5%	180	bps
Orders per community per month	1.5	1.9		(21.1)%
Average active community count	167	161		3.7%
Active community count at quarter-end	168	163		3.1%
Land acquisition and land development spending (in millions)	$180.7	$211.3		(14.5)%

Total home closings	700	907		(22.8)%
ASP from closings (in thousands)	$513.9	$507.6		1.2%
Homebuilding revenue (in millions)	$359.7	$460.4		(21.9)%
Homebuilding gross margin	10.4%	15.2%		(480) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A) (Non-GAAP)	10.8%	15.2%		(440) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	14.0%	18.2%		(420) bps
SG&A expenses as a percentage of total revenue	17.9%	14.0%		390 bps
(Loss) income before income taxes (in millions)	$(31.1)	$3.2		n/m(a)
Expense from income taxes (in millions)	$1.5	$—		n/m(a)
Net (loss) income (in millions)	$(32.6)	$3.1		n/m(a)
Basic (loss) income per share	$(1.13)	$0.10		n/m(a)
Diluted (loss) income per share	$(1.13)	$0.10		n/m(a)

Adjusted EBITDA (in millions) (Non-GAAP)	$(11.2)	$23.0		n/m(a)
LTM(b) Adjusted EBITDA (in millions) (Non-GAAP)	$123.4	$228.4		(46.0)%
Total debt to total capitalization ratio	48.4%	46.5%		190 bps
Net debt to net capitalization ratio (Non-GAAP)	45.6%	44.5%		110 bps
* Change and totals are calculated using unrounded numbers.
(a) n/m - indicates the percentage is "not meaningful."
(b)LTM indicates amounts for the trailing 12 months.

	As of December 31,
	2025	2024	Change
Backlog units	1,008	1,507	(33.1)%
Dollar value of backlog (in millions)	$573.3	$816.0	(29.7)%
ASP in backlog (in thousands)	$568.7	$541.5	5.0%
Land and lots controlled	24,832	28,874	(14.0)%
About Beazer Homes
Beazer Homes (NYSE: BZH), headquartered in Atlanta, Georgia, is a leading national homebuilder in energy-efficient construction. Building on a legacy spanning nine generations, Beazer crafts homes that deliver savings and lasting value. Our trusted team of experts guide homebuyers through the building and purchasing process to deliver an industry-leading customer experience. With curated design options, buyers can personalize their homes with confidence. Beazer's exclusive Mortgage Choice program provides access to competitive loan offers from multiple lenders, helping homebuyers choose the best financing for their individual needs. Beazer builds in 13 states nationwide. Learn more at beazer.com or follow us @BeazerHomes.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•macroeconomic uncertainty, including high levels of inflation, elevated interest rates and insurance costs, stock market volatility, enhanced and/or altered government regulation resulting from legislation and/or executive orders, and historic changes in U.S. trade policy, negatively impacting consumer sentiment and softening demand for the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing;
•supply chain challenges (including as a result of U.S. trade policies and retaliatory responses from other countries) negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, including impairments and abandonment charges;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•inefficient or ineffective allocation of capital, including with respect to planned share repurchases;
•market conditions and other factors outside our control that adversely impact our ability to execute on our planned share repurchases;
•changes in tax laws, such as the One Big Beautiful Bill Act (OBBBA), or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters, severe weather, or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation, and/or enforcement, and the level of quality and craftsmanship provided by such labor;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine, the instability and tension in Gaza, and other instabilities and tensions in the Middle East;
•the potential recoverability of our deferred tax assets;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700

Mark Chekanow, CFA
Vice President, Investor Relations
917-365-0085

investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2025	2024
Total revenue	$363,491	$468,953
Home construction and land sales expenses	323,917	396,875
Inventory impairments and abandonments	2,370	—
Gross profit	37,204	72,078
Commissions	12,016	16,113
General and administrative expenses	52,989	49,772
Depreciation and amortization	4,042	4,055
Operating (loss) income	(31,843)	2,138
Other income, net	778	1,028
(Loss) income before income taxes	(31,065)	3,166
Expense from income taxes	1,532	36
Net (loss) income	$(32,597)	$3,130
Weighted-average number of shares:
Basic	28,928	30,426
Diluted	28,928	30,800
(Loss) income per share:
Basic	$(1.13)	$0.10
Diluted	(1.13)	0.10

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2025	2024
Capitalized interest in inventory, beginning of period	$131,845	$124,182
Interest incurred	19,756	20,161
Capitalized interest impaired	(66)	—
Capitalized interest amortized to home construction and land sales expenses	(11,857)	(13,910)
Capitalized interest in inventory, end of period	$139,678	$130,433

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2025	September 30, 2025
ASSETS
Cash and cash equivalents	$120,757	$214,705
Restricted cash	3,592	3,866
Accounts receivable (net of allowance of $266 and $266, respectively)	92,759	78,145
Inventory	2,140,766	2,029,433
Deferred tax assets, net	141,953	142,647
Property and equipment, net	49,461	47,945
Operating lease right-of-use assets	33,100	34,987
Goodwill	11,376	11,376
Other assets	45,949	46,604
Total assets	$2,639,713	$2,609,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$120,149	$143,481
Operating lease liabilities	27,093	27,762
Other liabilities	167,168	160,445
Total debt (net of debt issuance costs of $6,187 and $6,611, respectively)	1,125,055	1,029,114
Total liabilities	1,439,465	1,360,802
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 29,507,049 issued and outstanding and 29,762,293 issued and outstanding, respectively)	30	30
Paid-in capital	809,042	825,103
Retained earnings	391,176	423,773
Total stockholders’ equity	1,200,248	1,248,906
Total liabilities and stockholders’ equity	$2,639,713	$2,609,708

Inventory Breakdown
Homes under construction	$701,010	$692,327
Land under development	1,090,862	1,065,702
Land held for future development	19,489	19,489
Land held for sale	73,218	47,368
Capitalized interest	139,678	131,845
Model homes	82,467	72,702
Land not owned under option agreements	34,042	—
Total inventory	$2,140,766	$2,029,433

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA

	Three Months Ended December 31,
SELECTED OPERATING DATA	2025	2024
Closings:
West region	436	581
East region	177	201
Southeast region	87	125
Total closings	700	907

New orders, net of cancellations:
West region	458	589
East region	176	227
Southeast region	129	116
Total new orders, net	763	932

	As of December 31,
Backlog units:	2025	2024
West region	547	973
East region	227	341
Southeast region	234	193
Total backlog units	1,008	1,507
Aggregate dollar value of homes in backlog (in millions)	$573.3	$816.0
ASP in backlog (in thousands)	$568.7	$541.5

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2025	2024
Homebuilding revenue:
West region	$220,209	$291,863
East region	93,126	108,564
Southeast region	46,407	59,995
Total homebuilding revenue	$359,742	$460,422

Revenue:
Homebuilding	$359,742	$460,422
Land sales and other	3,749	8,531
Total revenue	$363,491	$468,953

Gross profit:
Homebuilding	$37,416	$69,975
Land sales and other	(212)	2,103
Total gross profit	$37,204	$72,078

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended December 31,
in thousands	2025		2024
Homebuilding gross profit/margin (GAAP)	$37,416	10.4%	$69,975	15.2%
Inventory impairments and abandonments (I&A)	1,325		—
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	38,741	10.8%	69,975	15.2%
Interest amortized to cost of sales	11,754		13,910
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$50,495	14.0%	$83,885	18.2%
Reconciliation of Net (Loss) Income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended December 31,		LTM Ended December 31,(a)
in thousands	2025	2024	2025	2024
Net (loss) income (GAAP)	$(32,597)	$3,130	$9,861	$121,577
Expense from income taxes	1,532	36	(3,242)	17,765
Interest amortized to home construction and land sales expenses and capitalized interest impaired	11,923	13,910	76,879	70,953
EBIT (Non-GAAP)	(19,142)	17,076	83,498	210,295
Depreciation and amortization	4,042	4,055	19,155	16,689
EBITDA (Non-GAAP)	(15,100)	21,131	102,653	226,984
Stock-based compensation expense	1,554	1,913	6,979	7,631
Loss on extinguishment of debt	—	—	—	424
Inventory impairments and abandonments(b)	2,304	—	13,801	1,996
Gain on sale of investment(c)	—	—	—	(8,591)
Adjusted EBITDA (Non-GAAP)	$(11,242)	$23,044	$123,433	$228,444
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(c) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our condensed consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our condensed consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of December 31, 2025	As of December 31, 2024
Total debt (GAAP)	$1,125,055	$1,071,290
Stockholders' equity (GAAP)	1,200,248	1,234,048
Total capitalization (GAAP)	$2,325,303	$2,305,338
Total debt to total capitalization ratio (GAAP)	48.4%	46.5%

Total debt (GAAP)	$1,125,055	$1,071,290
Less: cash and cash equivalents (GAAP)	120,757	80,379
Net debt (Non-GAAP)	1,004,298	990,911
Stockholders' equity (GAAP)	1,200,248	1,234,048
Net capitalization (Non-GAAP)	$2,204,546	$2,224,959
Net debt to net capitalization ratio (Non-GAAP)	45.6%	44.5%